FOURTH MODIFICATION OF SECURED CREDIT AGREEMENT,
                  REVOLVING NOTE AND OTHER LOAN DOCUMENTS


     THIS FOURTH MODIFICATION OF SECURED CREDIT AGREEMENT, REVOLVING NOTE AND OTHER LOAN DOCUMENTS (this "Agreement") is made, and shall be deemed effective, as of the 8th of May, 1996 by and between PAUL HARRIS STORES, INC., an Indiana corporation (herein, together with its successors and assigns, called the "Bor-rower") and LASALLE NATIONAL BANK, a national banking association (herein, together with its successors and assigns, called the "Bank").

     All capitalized terms and phrases, unless defined herein, shall have the specific meanings as are set forth in that certain Secured Credit Agreement dated as of October 28, 1993, by and between Borrower and Bank, as amended and restated by that certain Amended and Restated Secured Credit Agreement dated as of January 20, 1994, as modified by that certain First Modification of Secured Credit Agreement, Notes, Mortgage and Other Loan Documents dated as of October 31, 1994, as modified by that certain Second Modification of Secured Credit Agreement, Notes, Mortgage and Other Loan Documents dated as of January 31, 1995, as modified by that certain Third Modification of Secured Credit Agreement, Notes, Mortgage and Other Loan Documents dated as of September 28, 1995 (the "Credit Agreement").

     WHEREAS, Borrower has previously requested loans and advances from Bank for the purpose of funding Borrower's working capital needs, and in connection therewith, Borrower and Bank entered into and executed the Credit Agreement, pursuant to which the Bank, inter alia, agreed to make a revolving credit loan in an amount of up to $15,000,000.00 to the Borrower; and

     WHEREAS, Borrower has previously executed and delivered to Bank a Secured Promissory Note (Revolver) dated October 28, 1993, as amended (the "Revolving Note"), in the principal amount of $15,000,000.00, evidencing an indebtedness owed by Borrower to Bank in like amount (the "Revolving Loan"); and

     WHEREAS, repayment of the Revolving Note is secured by a certain Security Agreement and Financing Statement dated as of October 28, 1993, as amended (the "Security Agreement"), made by Borrower to Bank; and

     WHEREAS, repayment of the Revolving Note is additionally secured by a certain Assignment of Leases dated as of October 28, 1994, as amended, made by Borrower to Bank (the "Assignment"), affecting the Premises; and

     WHEREAS, repayment of the Revolving Note is additionally secured by UCC Financing Statements made by Borrower, as debtor, to Bank, as secured party (the "Financing Statements"); and

     WHEREAS, the Credit Agreement, the Revolving Note, the Security Agreement, the Assignment and the Financing Statements, together with all other documents and instruments now or hereafter securing repayment of the Liabilities, or any portion thereof, evidenced by the Revolving Note are hereinafter collectively referred to as the "Loan Documents"; and

     WHEREAS, Borrower has requested that Bank increase the present Revolving Loan Commitment and extend the present Revolving Credit Maturity Date, and Bank has so agreed, on the terms and conditions more specifically set forth herein.

     NOW, THEREFORE, for and in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Bank do hereby agree as follows:

     1. The preambles to this Agreement are fully incorporated herein by this reference thereto with the same force and effect as though restated herein.

     2. Effective as of May 8, 1996 (the "Modification Date"), the Credit Agreement is modified as set forth below:

          a.   Within the definition of "Borrowing Base" set forth in Section
1.1 of the Credit Agreement, each reference to "forty percent (40.0%)" is deleted in its entirety and the phrase "sixty percent (60.0%)" is substituted in its place and stead.

          b.   The definition of "Revolving Credit Maturity Date" set forth in
Section 1.1 of the Credit Agreement is deleted in its entirety and the following definition is substituted therefor:

               "Revolving Credit Maturity Date" means, with respect to the Revolving Credit Commitment, June 30, 1997.

          c. Section 2.1 is deleted in its entirety and the following is substituted in its place and stead:

               2.1 Revolving Credit Commitment. On the terms and subject to the conditions set forth in this Agreement, Bank agrees to make Revolving Loans to Borrower and to issue Letters of Credit, pursuant to Section 2.3, for the account of the Borrower, from time to time before the Revolving Credit Termination Date in such aggregate amounts as Borrower may from time to time request but not exceeding at any one time outstanding the lesser of (i) the Borrowing Base or (ii) $20,000,000; provided, however, that (a) Revolving Loans shall be limited to $10,000,000 in the aggregate, and (b) the issuance of standby Letters of Credit shall be limited to $1,000,000 in the aggregate. Borrower shall have the right to repay and reborrow any of the Revolving Loans in increments of $100,000 (or $25,000 integral multiples); provided, however, that it shall be a condition precedent to any reborrowing that as of the date of any reborrowing all of the conditions to borrowing set forth in this Agreement shall be satisfied and all representations and warranties made herein shall be true and correct in all material respects as of such date.

               Notwithstanding the foregoing, it is understood and agreed to by and between the Bank and the Borrower that during the period commencing on June 1, 1996 and ending on the Revolving Credit Maturity Date, the Borrower shall be required to reduce the Revolving Loan Balance to zero for a period of ninety
(90) consecutive days.

          d. Section 8.9 is hereby deleted in its entirety and the following is substituted in its place and stead:

               8.9 Minimum Tangible Net Worth. Not permit Borrower's Tangible Net Worth to be less than $15,000,000 for the period commencing on January 30, 1996 and ending on the Maturity Date, measured quarterly.

          e. Section 9.1(d) is hereby deleted in its entirety and the following is substituted in its place and stead:

               (d) Schedules of Inventory. On or before the second (2nd) Business Day of each week, an updated Schedule of Inventory.

          f. Schedule A to the Credit Agreement is deleted in its entirety and the revised Schedule A, attached hereto and made a part hereof, is substituted in its place and stead.

     3. All references in the Loan Documents to the Credit Agreement are hereby understood to be to the Credit Agreement as modified hereby.

     4. Effective as of the Modification Date, paragraph one of page one of the Revolving Note is hereby deleted in its entirety and the following is sub-stituted in its place and stead:

                             REVOLVING NOTE

$20,000,000.00                                         Chicago, Illinois
                                                        October 28, 1993

     FOR VALUE RECEIVED, PAUL HARRIS STORES, INC., an Indiana corporation (together with its successors and assigns, "Maker"),promises to pay to the order of LASALLE NATIONAL BANK, a national banking association (together with its successors and assigns, "Bank"), on or before June 30, 1997, at the Bank's principal office in Chicago, Illinois, the principal sum of TWENTY MILLION AND NO/100THS DOLLARS ($20,000,000.00), or, if less, the Revolving Loan Balance at such time, plus accrued and unpaid interest thereon and all other charges applicable thereto, all as set forth more fully in that Secured Credit Agreement dated as of October 28, 1993, between Maker and Bank (as the same may be amended, modified, supplemented or restated from time to time, the "Credit Agreement"). All capitalized terms used but not elsewhere defined herein shall have the same meanings as are ascribed to them in the Credit Agreement.

     5. All references in the Loan Documents to the Revolving Note are hereby understood to be the Revolving Note as modified hereby.

     6. In the event of any conflict among the terms of the Credit Agreement and the other Loan Documents as modified by this Agreement, the terms of the Credit Agreement as modified by this Agreement shall control. All terms and provisions of the Loan Documents corresponding to terms and provisions of the Credit Agreement prior to the date of this Agreement shall be deemed modified in accordance with the terms of this Agreement.

     7. Borrower hereby warrants and represents that (i) Borrower has no defense, offset or counterclaim with respect to the payment of any sum owed to Bank, or with respect to any covenant in the Loan Documents; (ii) Bank, on and as of the date hereof, has fully performed all obligations to Borrower which it may have had or has on and as of the date hereof; and (iii) other than as expressly set forth herein, by entering into this Agreement, Bank does not waive any condition or obligation in the Loan Documents.

     8. Borrower hereby agrees to execute and deliver promptly to Bank, at Bank's request, such other documents as Bank, in its reasonable discretion, shall deem necessary or appropriate to evidence the transaction contemplated herein.

     9. Borrower agrees to pay all fees and expenses associated with the consummation of the transactions contemplated in this

Agreement, including, without limitation, the commitment fee of $18,750, fees and expenses of Bank's counsel and related expenses.

     10. Time is of the essence of this Agreement. Unless this Agreement is executed by Borrower and Bank on or before May 14, 1996, it shall become null and void and shall have no force or effect.

     11. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which, taken together, shall constitute one and the same Agreement.

     12. Except as otherwise set forth herein to the contrary, the Loan Documents remain unmodified and continue in full force and effect. Borrower hereby reaffirms, confirms and ratifies each and every covenant, condition, obligation and provision set forth in the Loan Documents, each as modified hereby.


                        [End of Page]

      IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have executed and delivered this Agreement as of the day and year first above written.


                             BORROWER:

                             PAUL HARRIS STORES, INC., an Indiana   corporation


                             By:/s/John H. Boyers
                             Title: Sr. V.P. - Finance and Treasurer
                             Its:_______________________________



                             BANK:

                             LASALLE NATIONAL BANK, a national       banking
association


                             By:/s/ Ann Ellingsen
                             Title: Vice President
                             Its:_______________________________

                                           SCHEDULE A

                                Additional Financial Covenants

                     (amounts in thousands except Fixed Charge Ratios)


Quarter                              1         2         3         4         1         2
Fiscal Year                         96        96        96        96        96        96
Period Ending                   Apr.96    Jul.96    Oct.96    Jan.97    Apr.97    Jul.97
- -----------------------------------------------------------------------------------------

Capital Expenditures (1)         8,000     8,000     8,000     9,000     9,000     9,000

Cash Balance (2)                 4,000     4,000     4,000    12,000     4,000     4,000

Opening Cash Flow Before
Working Capital Changes (3)      8,000     8,000     8,000     9,000     8,000     9,000

Fixed Charge Ratio                 2.0       2.0      2.01       2.0       2.0       2.0

_______________________________


(1)   MAXIMUM cumulative Capital Expenditures for prior eight quarters.

(2) MINIMUM financial accounting ("GAAP") "Cash and cash equivalents" at each quarter end.

(3)   MINIMUM cumulative cash flow on a rolling four quarter basis.

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